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Exhibit 99.1

Media Relations Department P.O. Box 1734, Atlanta, GA 30301 Telephone (404) 676-2121

The Coca-Cola Company
News
Release

FOR IMMEDIATE RELEASE

CONTACT:	Media:	Ben Deutsch (404) 676-2683
	Investors:	Ann Taylor (404) 676-5383

THE COCA-COLA COMPANY REPORTS
FIRST QUARTER 2005 RESULTS

  •
  Reported earnings per share of $0.42 for the first quarter 2005 after a net reduction of $0.05 for items impacting comparability.

  •
  Worldwide unit case volume growth of 3 percent in the quarter.

  •
  Cash from operations for the quarter increased 18 percent to $1.4 billion.

  •
  During the quarter, the Company increased its dividend per share by 12 percent.

        ATLANTA, April 19, 2005—The Coca-Cola Company today reported first quarter earnings per share of $0.42, compared with $0.46 for the prior year first quarter. First quarter earnings per share include a net reduction of $0.05 per share due to an accrual for taxes of $0.06 per share related to the repatriation of foreign earnings and a charge for accelerated amortization of stock-based compensation of $0.02 per share, offset by favorable tax resolutions of $0.02 per share and a gain on the issuance of stock by an equity investee of $0.01 per share.

        Neville Isdell, chairman and chief executive officer, commented, "These results reflect our stated intent to step up our investments in marketing, innovation and organizational capability building while effectively managing our portfolio of countries. We are taking the actions necessary to position the Company for future growth. We have now completed a major review of our operational framework under the umbrella of our new Manifesto for Growth. A solid foundation has been laid from which future growth paths will continue to emerge. Our recently announced operational and geographic alignment will reinvigorate our marketing, stimulate innovation and lead to enhanced execution at a local level. We have also put behind us the investigations by the Securities and Exchange Commission and the Department of Justice. We still have much work ahead of us, but I am very confident that we are doing the right things, making good progress, and that our continued emphasis on execution will bring about long-term benefit."

Financial Highlights

  •
  Reported first quarter operating income declined 6 percent compared to the prior year first quarter. Operating income in the quarter was negatively impacted by two fewer shipping days, increased investments in marketing and higher stock-based compensation expenses, partially offset by positive currency benefits. The currency benefit to operating income was approximately 5 percent in the quarter, compared to the comparable prior year period.

  •
  Cash from operations for the quarter was $1.4 billion, compared with $1.2 billion in the prior year period, an increase of 18 percent.

  •
  The Company intends to repurchase at least $2 billion of its stock in 2005.

  •
  The underlying effective tax rate on operations for the quarter was 24.0 percent.

  •
  In February, the Company approved its 43rd consecutive annual dividend increase, a 12 percent increase over 2004.

Operational Highlights

        (All references to unit case volume percentage changes in this section are computed based on average daily sales for the first quarter except as noted.)

Total Company

  •
  Unit case volume increased 3 percent in the first quarter. The growth was led by a 4 percent increase in the International Operations including double-digit unit case volume growth in key emerging markets, such as China, Brazil, Russia and Turkey. Offsetting these results were unit case volume declines in Germany, the Philippines, India and northwest Europe. On a reported basis, unit case volume and gallon sales in the first quarter were even with the prior year first quarter. The reported shipments of unit cases and gallons in the first quarter reflect two fewer shipping days compared to the previous year first quarter.

  •
  For the quarter, carbonated soft drink unit case volume grew by 2 percent led by growth in the International Operations of 3 percent. The Company maintained its share position in the carbonated soft drink category in the first quarter compared to the prior year quarter.

  •
  Unit case volume for noncarbonated beverages, excluding water, grew by 4 percent for the quarter led by juice and juice drinks growth in North America of 16 percent and growth in the International Operations of teas/coffees and sports drinks of 6 and 18 percent, respectively. In the quarter versus the prior year quarter, the Company gained share in the sports drink category and maintained share in the juice/juice drinks category. Share declined in the ready-to-drink coffee/tea category but is being addressed with new innovation in this important category, particularly in Japan.

  •
  Total water unit case volume grew 8 percent, driven by worldwide growth in the Dasani brand of 15 percent along with solid growth in many of the regional brands. For the quarter, share improved in this competitive category.

North America

Percent Change From Prior Year
Unit Case Volume	Even
Net Revenues	Even
Operating Income	(11%)
  •
  Unit case volume in the North America business unit for the quarter was even with the prior year quarter, driven by improving trends in the Retail division and even performance in the Foodservice and Hospitality division. Net revenues for the quarter were even with the prior year quarter, reflecting a 2 percent decline in gallon sales, as a result of two fewer shipping days, offset by improved concentrate pricing and mix. Operating income was negatively impacted primarily by the planned double-digit increase in marketing expense.

  •
  The Retail division's unit case volume was even in the quarter versus the prior year period as solid performance in the warehouse delivered juice business of 4 percent unit case volume growth continued to offset unit case volume declines in the bottler delivered business of 1 percent. The Foodservice and Hospitality division's unit case volume was even for the quarter, cycling a 3 percent increase in the prior year quarter.

  •
  Overall, carbonated soft drink unit case volume declined 1 percent, reflecting soft category trends, but diet and light products continue to deliver positive unit case growth.

  •
  In noncarbonated beverages, both POWERade and Dasani delivered strong double-digit unit case volume growth in the quarter leading to continued share gains in these categories. Warehouse delivered juices, under the strength of Minute Maid premium chilled orange juice, increased unit case volume by 4 percent in the quarter and also increased share of the category.

  •
  Both packaging and product innovation are advancing with the continued rollout of the 8-pack small PET, driving both incremental volume and value as it expands availability. Coca-Cola with Lime was launched during the quarter and is proceeding well, as is the rollout of Dasani Flavors. The launch of the Full Throttle energy drink is well ahead of plan and has already achieved 70-80 percent availability in just six weeks, resulting in a 6 point share of the category.

Europe, Eurasia and Middle East

Percent Change From Prior Year
Unit Case Volume	(1%)
Net Revenues	Even
Operating Income	(7%)
  •
  Unit case volume in the Europe, Eurasia and Middle East business unit declined 1 percent in the first quarter versus the prior year quarter as volume declines in northwest Europe and Germany offset double-digit unit case volume gains in Russia, Turkey and central Europe. Net revenues were even in the quarter versus the prior year quarter, reflecting the impact of price increases and positive currency benefits, partially offset by a 4 percent decrease in gallon sales due to the decline in unit case volume and two fewer shipping days. Operating income was further impacted by higher marketing and operating expenses.

  •
  Unit case volume in Germany declined 12 percent in the quarter versus the prior year quarter as limited brand and package availability in the discounter channel continued to impact performance. The discounter channel has been growing since the implementation of "island solutions" as a result of the Mandatory Deposit legislation. Although the German government passed an amendment to the Mandatory Deposit legislation that will eliminate the "island solutions," the amendment allows for a transition period to last until mid-2006. Therefore, the Company expects the challenging environment in Germany to continue throughout 2005.

  •
  Unit case volume in northwest Europe was negatively impacted by weak performance, particularly in carbonated soft drinks during January and February as the total category declined. Share positions in most key countries improved, but the share gains were not enough to offset the category declines.

Asia

Percent Change From Prior Year
Unit Case Volume	3%
Net Revenues	8%
Operating Income	(2%)
  •
  The Asia business unit increased unit case volume 3 percent for the quarter versus the prior year quarter as double-digit growth in China and single-digit growth in Japan was offset by unit case volume declines in the Philippines and India. Net revenues for the quarter increased 8 percent, reflecting a 1 percent increase in gallon sales, positive currency benefits, positive pricing, and an increase due to structural changes. Operating income declined 2 percent in the quarter as the net revenue increase was offset primarily by the planned incremental marketing investments and weak performance in the India bottling operation.

  •
  In Japan, unit case volume increased 2 percent in the quarter versus the prior year quarter. The strong launch in March of Hajime, a new green tea, helped increase share in the total non-sugar tea category. Aquarius sports drink and Qoo juice drink each delivered double-digit unit case volume increases and improved share positions. Product innovation led to 2 percent unit case volume growth in Georgia coffee. Moderating these results were unit case volume declines in the quarter of Sokenbicha, the blended non-sugar tea, which was negatively impacted by the launch of Hajime, and Trademark Coca-Cola. Both Sokenbicha and Trademark Coca-Cola continue to be a focus in 2005 and will be supported with a strong marketing calendar.

  •
  In China, first quarter unit case volume grew 21 percent, cycling 14 percent unit case volume growth in the prior year quarter. Carbonated soft drink unit case volume grew 20 percent in the quarter, led by 22 percent growth in Trademark Coca-Cola. As a result of strong marketing programs and bottler execution around the Chinese New Year, the Company continued to expand share in the carbonated soft drink category. Noncarbonated beverages delivered strong unit case volume and share results as the continued expansion of new products, including Nestea Ice Rush, Modern Tea Workshop and Orange Pulp by Minute Maid drove the results.

  •
  In the Philippines, affordability and availability issues continued to negatively impact performance for the quarter with unit case volume declining 9 percent. In India, unit case volume declined 14 percent in the quarter as result of a price increase across packages needed to cover rising raw material and distribution costs.

Latin America

Percent Change From Prior Year
Unit Case Volume	6%
Net Revenues	12%
Operating Income	7%
  •
  The Latin America business unit delivered unit case volume growth of 6 percent in the first quarter versus the prior year quarter. Superior local marketplace execution was driven by an emphasis on brand building, new package alternatives, and close coordination with the bottlers. Net revenues in the quarter increased 12 percent versus the prior year quarter, reflecting a 6 percent increase in gallon sales, positive currency benefits and positive pricing. Operating income increased at a slower rate than revenues, primarily due to the planned increase in marketing investments.

  •
  In Mexico, unit case volume increased 3 percent in the quarter versus the prior year quarter with the focus continuing on three strategic corridors—driving personal consumption, supporting brand value at home and investing in new beverage categories. The solid performance was led by 4 percent unit case volume growth in carbonated soft drinks. Brand Coca-Cola, Diet Coke and Fanta unit case volumes grew 3, 5, and 11 percent, respectively.

  •
  In Brazil, unit case volume growth for the quarter was 14 percent versus the prior year quarter, driven by a focus on core brands and providing greater packaging choices to consumers, and supported by improving macroeconomics and good weather. Carbonated soft drink unit case volume grew double-digit in the quarter and continued to increase share. The results were led by Trademark Coca-Cola unit case volume growth of 13 percent.

  •
  In Argentina, strong consumer marketing activities and bottler execution drove unit case volume growth of 7 percent, cycling 16 percent growth in the prior year quarter. Carbonated soft drink unit case volume growth of 7 percent led the performance as Trademark Coca-Cola continued to grow.

Africa

Percent Change From Prior Year
Unit Case Volume	10%
Net Revenues	28%
Operating Income	7%
  •
  The Africa business unit delivered solid results as the business unit continued to execute against key strategies. Growth in key countries, including South Africa, Nigeria and Egypt, led to 10 percent unit case volume growth in the quarter versus the prior year quarter. Net revenues in the quarter increased 28 percent versus the prior year quarter, reflecting a 5 percent increase in gallon sales, an increase due to structural changes, positive currency benefits, as well as improved pricing and mix. Operating income increased at a slower rate than revenues primarily due to the planned incremental marketing investments and higher operating expenses as a result of structural changes.

  •
  Carbonated soft drink unit case volume in Africa performed well in the quarter, increasing 8 percent versus the prior year quarter as core brands drove the unit case volume growth. Trademark Coca-Cola was up 11 percent, Trademark Sprite was up 18 percent, and Fanta unit case volume increased 13 percent in the quarter. Noncarbonated beverage unit case volume increased 29 percent in the quarter.

  •
  South Africa had another strong quarter with unit case volume growth of 12 percent versus the prior year quarter. The results were delivered through solid execution, strong marketing plans on core brands, and close coordination with the bottlers. Trademark Coca-Cola, Trademark Sprite and Fanta unit case volumes grew by 14, 15 and 11 percent, respectively.

  •
  Unit case volume in Nigeria and Egypt grew 9 percent and 21 percent, respectively, in the quarter versus the prior year quarter. Strong marketing campaigns and solid bottler execution in Nigeria and Egypt led to carbonated soft drink unit case volume growth of 11 and 15 percent, respectively.

Financial Review

Operating Results

        Revenues for the quarter increased 4 percent to $5.3 billion versus the prior year quarter, reflecting even gallon sales, positive currency benefit of 4 percent and a 1 percent increase due to structural changes, primarily due to the consolidation of certain bottlers, offset by a net 1 percent unfavorable impact from price and mix.

        The following reflects net operating revenues from the Company's operations:

	First Quarter
(in millions)	2005	2004
Company Operations, Excluding Bottling	$4,543	$4,393
Company-Owned Bottling Operations	723	685

Consolidated Net Operating Revenues	$5,266	$5,078

        Cost of goods sold increased 3 percent for the quarter versus the prior year quarter, reflecting even gallon sales and a 3 percent increase from currency movements. An increase to cost of goods sold from structural changes was offset by the impact of the volume decline in the Germany bottling operations.

        Selling, general and administrative expenses increased 12 percent for the quarter versus the prior year quarter, reflecting the impact of foreign currency fluctuations, structural changes, the planned increase in marketing and innovation activities and higher stock-based compensation expenses. The increase in stock-based compensation expenses of $50 million pre-tax is primarily a result of accelerated amortization due to a change in the estimated service period of retirement eligible associates.

        Reported operating income for the quarter declined 6 percent versus the prior year quarter reflecting the impact of the increase in net revenues offset by the stepped up investments in marketing around the world and higher stock-based compensation expenses. In 2005, the Company currently expects to receive a moderate positive benefit from currencies. If currency benefits are realized in 2005, the Company will review opportunities to selectively reinvest those currency benefits into additional marketing programs in 2005 to drive long-term sustainable growth.

        Equity income for the quarter decreased slightly in comparison to the prior year quarter. The Company remains committed to maintaining a strong and healthy bottling system throughout the world.

Effective Tax Rate

        The reported effective tax rate for the quarter was 30.8 percent. The rate was impacted by several items in the quarter including a $152 million accrual for taxes related to the repatriation of foreign earnings, the tax expense on the issuance of stock by an equity investee recorded at a 37 percent tax rate, partially offset by a $56 million tax benefit from the resolution of tax matters, and an underlying effective tax rate on operations of 24.0 percent.

        The Company has made a decision in the first quarter to repatriate accumulated income earned outside the United States under the provisions of the American Jobs Creation Act (the "Act") and has included an accrual for taxes of $152 million, which represents the estimated tax impact of repatriating approximately $2.5 billion. The maximum amount that the Company can repatriate under the Act is $6.1 billion and the Company will continue to evaluate during the course of the year whether to repatriate the remaining $3.6 billion.

        The underlying effective tax rate on operations for the quarter was 24.0 percent, which was lower than the previously communicated 25 percent, due to favorable profit mix from lower taxed locations, where currencies had a positive impact, as well as from tax planning strategies.

        In determining the quarterly provision for income taxes, the Company uses an annual effective tax rate based on expected annual income, statutory tax rates and tax planning opportunities available in the various jurisdictions in which the Company operates. The impact of significant or unusual items and discrete events are separately recognized in the quarter in which they occur. The Company currently estimates its underlying effective tax rate on operations for 2005 to be approximately 24 percent, which does not reflect the impact of the Act and significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate quarter.

Conference Call

        The Company will host a conference call with financial analysts to discuss the first quarter 2005 results on April 19, 2005, at 8:00 a.m. (EDT). The Company invites investors to listen to the live audiocast of the conference call at the Company's website, www.coca-cola.com in the "investors" section. Further, the "investors" section of the Company's website includes a disclosure and reconciliation of non-GAAP financial measures that may be used periodically by management when discussing the Company's financial results with investors and analysts.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(UNAUDITED)
(In millions, except per share data)

	Three Months Ended March 31,
	2005	2004	% Change
Net Operating Revenues	$5,266	$5,078	4
Cost of goods sold	1,809	1,753	3

Gross Profit	3,457	3,325	4
Selling, general and administrative expenses	2,098	1,874	12

Operating Income	1,359	1,451	(6)
Interest income	60	35	71
Interest expense	68	44	55
Equity income	91	95	(4)
Other income (loss)—net	(17)	(25)	—
Gain on issuances of stock by equity investee	23	—	—

Income Before Income Taxes	1,448	1,512	(4)
Income taxes	446	385	16

Net Income	$1,002	$1,127	(11)

Diluted Net Income Per Share*	$0.42	$0.46	(9)

Average Shares Outstanding—Diluted*	2,410	2,444	(1)

*
For the first quarter, "Basic Net Income Per Share" was $0.42 for 2005 and $0.46 for 2004 based on "Average Shares Outstanding—Basic" of 2,409 and 2,440 for 2005 and 2004, respectively.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions)

Assets

	March 31, 2005	December 31, 2004
Current Assets
Cash and cash equivalents	$6,965	$6,707
Marketable securities	61	61

	7,026	6,768
Trade accounts receivable, less allowances of $71 at March 31 and $69 at December 31	2,115	2,171
Inventories	1,511	1,420
Prepaid expenses and other assets	1,634	1,735

Total Current Assets	12,286	12,094

Investments and Other Assets
Equity method investments:
Coca-Cola Enterprises Inc.	1,662	1,569
Coca-Cola Hellenic Bottling Company S.A.	1,078	1,067
Coca-Cola FEMSA, S.A. de C.V.	828	792
Coca-Cola Amatil Limited	754	736
Other, principally bottling companies	1,767	1,733
Cost method investments, principally bottling companies	355	355
Other assets	2,979	3,054

	9,423	9,306

Property Plant and Equipment
Land	480	479
Buildings and improvements	2,874	2,853
Machinery and equipment	6,419	6,337
Containers	494	480

	10,267	10,149
Less allowances for depreciation	4,204	4,058

	6,063	6,091

Trademarks With Indefinite Lives	2,043	2,037
Goodwill	1,098	1,097
Other Intangible Assets	701	702

Total Assets	$31,614	$31,327

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(UNAUDITED)
(In millions, except share data)

Liabilities and Shareowners' Equity

	March 31, 2005	December 31, 2004
Current Liabilities
Accounts payable and accrued expenses	$4,026	$4,283
Loans and notes payable	4,379	4,531
Current maturities of long-term debt	1,483	1,490
Accrued income taxes	748	667

Total Current Liabilities	10,636	10,971

Long-Term Debt	1,141	1,157

Other Liabilities	2,841	2,814

Deferred Income Taxes	485	450

Shareowners' Equity
Common Stock, $0.25 par value Authorized: 5,600,000,000 shares Issued: 3,500,729,866 shares at March 31; 3,500,489,544 shares at December 31	875	875
Capital surplus	5,063	4,928
Reinvested earnings	29,432	29,105
Accumulated other comprehensive income (loss)	(1,209)	(1,348)

	34,161	33,560
Less treasury stock, at cost (1,091,757,264 shares at March 31; 1,091,150,977 shares at December 31)	(17,650)	(17,625)

	16,511	15,935

Total Liabilities and Shareowners' Equity	$31,614	$31,327

THE COCA-COLA COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(UNAUDITED)
(In millions)

	Three Months Ended March 31,
	2005	2004
Operating Activities
Net income	$1,002	$1,127
Depreciation and amortization	226	213
Stock-based compensation expense	135	101
Deferred income taxes	(5)	(47)
Equity income or loss, net of dividends	(35)	(53)
Foreign currency adjustments	73	2
Gains on issuances of stock by equity investees	(23)	—
Gain on sales of assets, including bottling interests	(2)	(5)
Other items	67	83
Net change in operating assets and liabilities	(66)	(261)

Net cash provided by operating activities	1,372	1,160

Investing Activities
Acquisitions and investments, principally trademarks and bottling companies	(7)	(126)
Purchases of investments and other assets	(2)	(14)
Proceeds from disposals of investments and other assets	15	102
Purchases of property, plant and equipment	(165)	(170)
Proceeds from disposals of property, plant and equipment	14	22
Other investing activities	(14)	45

Net cash used in investing activities	(159)	(141)

Financing Activities
Issuances of debt	20	1,466
Payments of debt	(202)	(485)
Issuances of stock	9	61
Purchases of stock for treasury	(96)	(503)
Dividends	(660)	(602)

Net cash used in financing activities	(929)	(63)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(26)	58

Cash and Cash Equivalents
Net increase during the period	258	1,014
Balance at beginning of period	6,707	3,362

Balance at end of period	$6,965	$4,376

The Coca-Cola Company
First Quarter 2005
Unit Case Volume Results

	Unit Case Volume Growth (Based on Average Daily Sales) 2005 vs. 2004 % Change	Reported Unit Case Volume Growth 2005 vs. 2004 % Change
	First Quarter	First Quarter
Worldwide	3	Even
International Operations	4	1
Africa	10	7
Asia	3	1
Europe, Eurasia and Middle East	(1)	(3)
Latin America	6	4
North America Operations	Even	(2)

        Unit case volume growth based on average daily sales is computed by comparing the average daily sales in each of the corresponding periods. Average daily sales for the quarter are the actual unit cases shipped during the quarter divided by the number of days in the quarter.

        Reported unit case volume growth is computed by comparing the actual unit cases shipped in the first quarter of 2005 to the actual unit cases shipped in the first quarter 2004. In the first quarter, these amounts are less than the amounts computed on an average daily sales basis because of two fewer shipping days in the first quarter of 2005 as compared to the first quarter of 2004. The difference in days will be partially offset in the fourth quarter of 2005.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Operating Segments (In millions)
(UNAUDITED)
First Quarter

	Net Operating Revenues			Operating Income			Income Before Income Taxes
	First Quarter 2005	First Quarter 2004	% Fav./ (Unfav.)	First Quarter 2005(2)	First Quarter 2004	% Fav./ (Unfav.)	First Quarter 2005(1)(2)	First Quarter 2004	% Fav./ (Unfav.)
North America	$1,589	$1,594	(0)	$313	$353	(11)	$315	$354	(11)
Africa	292	229	28	88	82	7	92	82	12
Asia	1,105	1,022	8	404	413	(2)	440	433	2
Europe, Eurasia & Middle East	1,664	1,672	(0)	526	564	(7)	527	557	(5)
Latin America	574	513	12	280	262	7	316	293	8
Corporate	42	48	(13)	(252)	(223)	(13)	(242)	(207)	(17)

Consolidated	$5,266	$5,078	4	$1,359	$1,451	(6)	$1,448	$1,512	(4)

(1)
Income before income taxes for the first quarter of 2005 for Asia increased by approximately $23 million due to the issuances of stock by Coca-Cola Amatil.

(2)
Operating income and income before income taxes for 2005 were reduced by $12 million for North America, $3 million for Africa, $4 million for Europe, Eurasia and Middle East, $4 million for Latin America, $5 million for Asia, and $22 million for Corporate as a result of accelerated amortization of stock-based compensation.

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability due to the fact that these items do not represent results from the fundamental operations of the Company. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2005 and March 31, 2004. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures

First Quarter
(UNAUDITED)
(In Millions, except per share data and margins)

	Three Months Ended March 31, 2005						Three Months Ended March 31, 2004
		Items Impacting Comparability									% Change— After Considering Items (Non-GAAP)
	Reported (GAAP)	Issuances of Stock by Equity Investees	Resolution of Tax Matters	Repatriation of Foreign Earnings	Accelerated Amortization of Stock-Based Compensation	After Considering Items (Non-GAAP)	Reported (GAAP)	Items Impacting Comparability	After Considering Items (Non-GAAP)	% Change— Reported (GAAP)
Net Operating Revenues	$5,266					$5,266	$5,078		$5,078	4	4
Cost of goods sold	1,809					1,809	1,753		1,753	3	3

Gross Profit	3,457					3,457	3,325		3,325	4	4
Selling, general and administrative expenses	2,098				$(50)	2,048	1,874		1,874	12	9

Operating Income	1,359				50	1,409	1,451		1,451	(6)	(3)
Interest income	60					60	35		35	71	71
Interest expense	68					68	44		44	55	55
Equity income	91					91	95		95	(4)	(4)
Other income (loss)—net	(17)					(17)	(25)		(25)
Gain on issuances of stock by equity investees	23	$(23)				—	—		—	—	—

Income Before Income Taxes	1,448	(23)			50	1,475	1,512		1,512	(4)	(2)
Income taxes	446	(8)	$56	$(152)	12	354	385		385	16	(8)

Net Income	$1,002	$(15)	$(56)	$152	$38	$1,121	$1,127		$1,127	(11)	(1)

Diluted Net Income Per Share	$0.42	$(0.01)	$(0.02)	$0.06	$0.02	$0.47	$0.46		$0.46	(9)	2

Average Shares Outstanding—Diluted	2,410	2,410	2,410	2,410	2,410	2,410	2,444		2,444	(1)	(1)

Gross Margin	65.6%					65.6%	65.5%		65.5%
Operating Margin	25.8%					26.8%	28.6%		28.6%
Effective Tax Rate	30.8%					24.0%	25.5%		25.5%

Note: Items to consider for comparability include primarily charges, gains, and accounting changes. Charges and accounting changes negatively impacting net income are reflected as increases to reported net income. Gains positively impacting net income are reflected as deductions to reported net income.

        The Company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability due to the fact that these items do not represent results from the fundamental operations of the Company. See the Table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2005 and March 31, 2004. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures
Operating Income, by Segment
First Quarter
(In Millions)

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004
		Items Impacting Comparability			Items Impacting Comparability
								% Change- After Considering Items (Non-GAAP)
	Reported (GAAP)	Accelerated Amortization of Stock-Based Compensation	After Considering Items (Non-GAAP)	Reported (GAAP)		After Considering Items (Non-GAAP)	% Change- Reported (GAAP)
OPERATING INCOME
North America	$313	$12	$325	$353		$353	-11%	-8%
Africa	88	3	91	82		82	7%	11%
Asia	404	5	409	413		413	-2%	-1%
Europe, Eurasia and Middle East	526	4	530	564		564	-7%	-6%
Latin America	280	4	284	262		262	7%	8%
Corporate	(252)	22	(230)	(223)		(223)	-13%	-3%

Consolidated	$1,359	$50	$1,409	$1,451		$1,451	-6%	-3%

The Coca-Cola Company

        The Coca-Cola Company is the world's largest beverage company. Along with Coca-Cola, recognized as the world's most valuable brand, The Coca-Cola Company markets four of the world's top five soft drink brands, including Diet Coke, Fanta and Sprite, and a wide range of other beverages, including diet and light soft drinks, waters, juices and juice drinks, teas, coffees and sports drinks. Through the world's largest beverage distribution system, consumers in more than 200 countries enjoy the Company's beverages at a rate exceeding 1 billion servings each day. For more information about The Coca-Cola Company, please visit our website at www.coca-cola.com.

Forward-Looking Statements

        This press release may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company's historical experience and our present expectations or projections. These risks include, but are not limited to, changes in economic and political conditions, including civil unrest and product boycotts; changes in the nonalcoholic beverages business environment, including actions of competitors and changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; foreign currency and interest rate fluctuations and other capital and financial market conditions; adoption of mandatory deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; changes in commercial or market practices and business models within the European Union; litigation uncertainties; adverse weather conditions; the effectiveness of our advertising and marketing programs; fluctuations in the cost and availability of raw materials or necessary services; our ability to avoid production output disruptions; our ability to effectively align ourselves with our bottling system; regulatory and legal changes; our ability to penetrate developing and emerging markets; the availability and quality of water; our ability to achieve earnings forecasts; and other risks discussed in our Company's filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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  Exhibit 99.1